EXHIBIT 99.2

FOR IMMEDIATE RELEASE
CONTACT:
Donald C. Weinberger
Amy Factor, Chief Executive Officer	Andria Arena (Media)
Arbios Systems, Inc.	Wolfe Axelrod Weinberger Associates LLC
(973) 377-7665	(212) 370-4500; Fax (212) 370-4505
amy@arbios.com	don@wolfeaxelrod.com

ARBIOS APPOINTS THOMAS C. SEOH AS BOARD MEMBER

Los Angeles, CA - April 6, 2005 - Arbios Systems, Inc. (OTC: ABOS), a biomedical device company engaged in the development of proprietary liver assist technologies useful in the treatment of acute liver failure, is pleased to announce that Thomas C. Seoh has been appointed a Director of the Company.

From 1995-2005, Mr. Seoh was a senior executive with Guilford Pharmaceuticals Inc., a NASDAQ-listed biopharmaceutical company with two marketed products and Phase III and Phase II programs targeting the central nervous system and cardiovascular indications. While at Guilford, Mr. Seoh held various positions, including, most recently, Senior Vice President, Corporate and Commercial Development, and previously, Vice President, General Counsel & Secretary. Currently, Mr. Seoh is Managing Director of Beyond Complexity Ventures, LLC, which is engaged in start-up activities involving technologies including cell therapy, pharmacogenomic diagnostics and drug delivery.

Previously, Mr. Seoh occupied legal management positions, including Vice President and Associate General Counsel, with the ICN Pharmaceuticals group of companies of Costa Mesa California. In addition, he practiced corporate law, focusing on corporate finance, M&A and securities laws with the New York City and London offices of Lord Day & Lord, Barrett Smith. Mr. Seoh received his A.B. and J.D. degrees from Harvard University.

Commenting on the appointment, Amy Factor, Chief Executive Officer of Arbios, stated, “We are delighted to have Thomas join us on the Arbios board. He has a wealth of expertise working with life sciences and public companies. In particular, we will draw upon Thomas’ corporate development, strategic planning and corporate legal background as we move the company towards commercialization of the products currently under development.”

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About Arbios

Arbios Systems, Inc. is a biomedical device company that, through its wholly-owned subsidiary, Arbios Technologies, Inc., is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of acute liver failure. Arbios’ products in development include SEPET™, a novel blood purification therapy, HepatAssist-2™, and LIVERAID™, bioartificial livers combining liver cell therapy and sorbent-based detoxification.

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At present no effective direct treatment for liver failure is available, and patients must receive a liver transplant or endure prolonged hospitalization with a significant mortality rate. However, only a small percentage of liver failure patients receive a transplant due to a shortage of donor livers. Further, many patients cannot be transplanted because of alcohol or drug abuse, infection, cancer, cardiovascular disease, etc. There is, therefore, an urgent need for artificial means of liver assistance to facilitate recovery from liver failure without a transplant.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the ability of Arbios to complete the development of its products, the uncertainty related to the results of the clinical tests to be conducted by the company, the need for subsequent substantial additional financing to complete clinical development of its products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the company. The company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. SEPET™ and HepatAssist-2™ are trademarks of Arbios Technologies, Inc., the subsidiary of Arbios Systems, Inc.

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